Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of March 31, 2011, by and between Datalink Corporation, a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I.
CREDIT TERMS

SECTION 1.1   LINE OF CREDIT.

(a)           Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 31, 2012 (the “Maturity Date”), not to exceed at any time the aggregate principal amount of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) (“Line of Credit”), the proceeds of which shall be used for general working capital purposes.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date of this Agreement (as amended, restated or replaced from time to time, the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)           Limitation on Borrowings.  Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed three times the aggregate of (i) EBITDA for the trailing two fiscal quarters, plus (ii) the amount of any non-cash stock compensation expensed in the trailing two fiscal quarters.  As used herein, “EBITDA” means net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

(c)           Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and re-borrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(d)           Termination or Reduction of Line of Credit.  The Borrower shall have the right, upon not less than two (2) business days’ notice to Bank, to terminate the Line of Credit or, from time to time, to reduce the amount of the Line of Credit; provided that no such termination or reduction of the Line of Credit shall be permitted if, after giving effect thereto and to any prepayments of borrowings made on the effective date thereof, outstanding borrowings under the

Line of Credit would exceed aggregate principal amount of the Line of Credit.  Any such reduction shall reduce permanently the Line of Credit then in effect.

SECTION 1.2   INTEREST/FEES.

(a)           Interest.  The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

(b)           Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)           Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to one-half of one percent (0.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the last day of each fiscal quarter.

SECTION 1.3   COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number 000-1701765 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4   COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject to this Agreement, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory, equipment and other personal property.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all reasonable charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1   LEGAL STATUS.  Borrower is a corporation, duly organized and existing and in good standing under the laws of Minnesota, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2   AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, security agreement, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower, enforceable in accordance with their respective terms.

SECTION 2.3   NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of any contract or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4   LITIGATION.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof or after the date hereof pursuant to Section 4.8.

SECTION 2.5   CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower dated December 31, 2009, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower as of the date thereof, (b) disclose all liabilities of Borrower as of the date thereof that are required to be reflected or reserved against under generally accepted accounting principles (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by this Agreement or the Bank in writing.

SECTION 2.6   INCOME TAX RETURNS.  As of the date hereof, Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7   NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8   PERMITS, FRANCHISES.  Borrower possesses all permits, consents, approvals, franchises and licenses required to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9   ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10   OTHER OBLIGATIONS.  Borrower is not in default on any obligation for borrowed money in excess of $100,000, any purchase money obligation in excess of $100,000 or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11   ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12   INTELLECTUAL PROPERTY.  Borrower owns or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other person or entity, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition or operation of the Borrower.

ARTICLE III.
CONDITIONS

SECTION 3.1   CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)           Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)           Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)                                     This Agreement and each promissory note or other instrument or document required hereby.

(ii)                                  A Security Agreement executed by Borrower and in the benefit of Bank.

(iii)                               A Certificate of Authority of Borrower consenting to this Agreement.

(iv)                              Current searches of the appropriate filing offices showing that no liens have been filed and remain in effect against Borrower except liens permitted under the terms of this Agreement.

(v)                                 Termination of the recorded UCC-1 financing statement in favor of Incentra LLC or written authorization by Incentra LLC authorizing Borrower and/or Bank to terminate such UCC-1 financing statement.

(vi)                              Such other documents as Bank may require under any other Section of this Agreement.

(c)           Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d)           Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

SECTION 3.2   CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)           Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)           Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV.
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any obligations (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1   PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2   ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time and upon reasonable notice, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3   FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)           as soon as available and in any event the earlier of: (i) within five days of filing with the Securities and Exchange Commission, or (ii) within 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and stockholders’ equity, and a consolidated balance sheet as at the end of such year, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants and requested by the Bank;

(b)           as soon as available, and in any event the earlier of: (i) within five days of filing with the Securities and Exchange Commission, or (ii) within 45 days after the end of each fiscal quarter, consolidated unaudited balance sheets of the Borrower as of the end of each such fiscal quarter and related consolidated statement of income, cash flow and changes in financial position of the Borrower for each such quarter and for the year-to-date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in SECTION 2.5;

(c)           together with the financial statements furnished under SECTION 4.3  (a) and (b), a certificate of the Borrower’s chief financial officer, in substantially the form and substance of Exhibit A attached hereto, stating (i) that such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly represent the Borrower’s combined, consolidated and consolidating financial position and the results of its operations for such period,

(ii) whether or not such officer has knowledge of the occurrence of any default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts and reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with all financial covenants set forth in this Agreement;

(d)           as soon as available and in any event within 90 days after the beginning of each fiscal year of the Borrower, the Borrower will deliver to Bank the projected financial statements of the Borrower for such fiscal year, each in reasonable detail, representing the Borrower’s good faith projections and certified by the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Bank may in its discretion require;

(e)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower and copies of all annual, regular, periodic and special reports and registration statements that Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Bank pursuant hereto;

(f)            immediately upon becoming aware of any default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto;

(g)           from time to time such other information as Bank may reasonably request.

Documents required to be delivered pursuant to Section 4.3(a), 4.3(b) and 4.3(e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically to Bank, and if so delivered, shall be deemed to have been delivered to Bank on the date on which the Borrower files such documents with the Securities and Exchange Commission.

SECTION 4.4   COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5   INSURANCE.  Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 4.6   FACILITIES.  Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained except where the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower.

SECTION 4.7   TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8   LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $250,000.

SECTION 4.9   FINANCIAL CONDITION.  Maintain Borrower’s financial condition as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)           Working Capital not less than $15,000,000 at each fiscal quarter-end, with “Working Capital” defined as total current assets minus total current liabilities.

(b)           Net income after taxes not less than:

(i)            $500,000 for the fiscal year ended December 31, 2010;

(ii)           $1,000,000 for fiscal year ended December 31, 2011; and

(iii)          $250,000 on a quarterly basis, determined as of each fiscal quarter-end.

SECTION 4.10   DEPOSITORY ACCOUNTS.  At all times maintain its primary deposit accounts with the Bank.

SECTION 4.11   NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.

ARTICLE V.
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any obligations of Borrower to Bank under any of the Loan

Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1   USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2   OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, (c) purchase money indebtedness to finance the acquisition of any fixed or capital assets, including any capital lease obligations, and any indebtedness assumed in connection with the acquisition of such assets or secured by a lien on any such assets prior to the acquisition thereof, and (d) other indebtedness not to exceed $250,000 in the aggregate at any time outstanding.

SECTION 5.3   MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

(a)           Merge into or consolidate with any other entity except (i) any subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving entity, and (ii) in a Permitted Acquisition;

(b)           Engage in any line of business substantially different from the nature of Borrower’s business as conducted on the date hereof or any business substantially related or incidental thereto;

(c)           Acquire all or substantially all of the or assets of any other entity or the capital stock or other equity securities of any other entity except in a Permitted Acquisition;

(d)           Sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except (i) in the ordinary course of its business, or (ii) annual dispositions of property or assets having an aggregate book value on Borrower’s financial statements not to exceed $200,000 and not necessary or useful in Borrower’s ongoing operations.

As used herein, “Permitted Acquisition” means any acquisition that satisfies the following conditions:

(a)           Within 10 days prior to any such acquisition, Borrower shall provide notice of such acquisition to the Bank, together with the proposed structure for the transaction and current drafts of the acquisition documents;

(b)           Promptly upon closing of the transaction, Borrower shall provide Bank an executed copy of all related acquisition documents;

(c)           No default or Event of Default exists and is continuing or would result from such acquisition;

(d)                                 On a proforma basis (after giving effect to such acquisition), at the time the most recent compliance certificate was delivered to the Bank, the Borrower would have been in compliance with the financial covenants set forth in Section 4.9.

(e)                                  After giving effect to such acquisition, the aggregate amount of cash consideration (including any loans, advances or investments permitted under Section 5.5 below) paid by Borrower during the then current fiscal year in connection with all such acquisitions shall not exceed $5,000,000;

(f)                                    The business or assets acquired are engaged in a business or activity reasonably related to the line of business of the Borrower; and

(g)                                 The business and/or assets acquired are free and clear of any liens and encumbrances other than as permitted under Section 5.7 of this Agreement and Bank shall have a perfected first priority lien in the assets acquired as of the closing date of the acquisition.

SECTION 5.4   GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.5   LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof (b) any of the foregoing made in connection with a Permitted Acquisition, (c) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof, (d) commercial paper issued by any entity organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the acquisition thereof, (e) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank, including the Bank, having a maturity of not more than 365 days from the date of the acquisition thereof, (f) investments in any money market fund, mutual fund, or other registered investment company, (g) investments in any subsidiary existing as of the date hereof, with any additional investments in any such subsidiary not to exceed $25,000 annually, (h) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and investments received in satisfaction or partial satisfaction thereof from financially troubled debtors to the extent necessary in order to prevent or limit loss, and (i) other loans, advances to or investments in any person or entity in an amount not to exceed $250,000 in the aggregate.

SECTION 5.6   DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding, except (a) the Borrower may declare or make dividend payments or other distributions payable solely in the common stock of the Borrower, (b) the Borrower may make payments for withholding taxes to the extent required in connection with the exercise of employee stock options in exchange for common stock of any such person pursuant to any net exercise provision described in the documents governing such stock options, and (c) the Borrower may do any of the foregoing if (i) no default or Event of Default exists or will result after giving effect to any such dividend, distribution, redemption or repurchase and (ii) on a pro forma basis, as if the dividend, distribution, redemption or repurchase has been made, or the funds were set apart for such purpose, at the time the most recent Compliance Certificate was delivered to the Bank, the Borrower would have been in compliance with the financial covenants set forth in Section 4.9.

SECTION 5.7   PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (b) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP, (c) liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar liens imposed by applicable legal requirements incurred in the ordinary course of business or are being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with GAAP and to the Bank’s satisfaction, (d) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business, (e) any attachment or judgment lien not constituting an Event of Default, (f) liens on fixed or capital assets acquired by the Borrower which are permitted under Section 5.2(c), and (g) liens arising from precautionary UCC filings regarding “true” operating leases.

ARTICLE VI.
EVENTS OF DEFAULT

SECTION 6.1   EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)                                  Borrower shall fail to pay when due any principal, payable under any of the Loan Documents, or the Borrower shall fail to pay any interest, fees or other amounts payable under any of the Loan Documents, within three business days after any such interest, fees or other amount becomes due in accordance with the terms thereof.

(b)                                 Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)                                  Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)                                 Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, in excess of $250,000.

(e)                                  Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)                                    The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower in each case to the extent that such lien or process is issued or levied against all or any material part of the property of the Borrower and is not released, vacated or fully bonded within ten (10) days after its issuance or levy.

(g)                                 Any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the Borrower and continues undismissed or unstayed for thirty (30) days, or an order for relief is entered in any such proceeding.

(h)                                 The entry of a judgment against Borrower (i) for the payment of money in an amount exceeding $500,000 (to the extent not covered by independent third party insurance) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have a material adverse effect on the financial condition or business of the Borrower and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of twenty (20) days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.

(i)                                     The dissolution or liquidation of Borrower; or Borrower or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

(j)                                     Any change in control of Borrower with “change in control” defined as an event or series of events by which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner, directly or indirectly of an aggregate of thirty-five percent (35%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest) entitled to vote for members of the board of directors or equivalent governing body.

SECTION 6.2  REMEDIES.  Upon the occurrence and during the continuance of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII.
MISCELLANEOUS

SECTION 7.1   NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2   NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

Borrower:	DATALINK CORPORATION
8170 Upland Circle
Chanhassen, Minnesota 55317
Fax: 952.944.7869
Attn: Gregory Barnum

Banks:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Wells Fargo Center, 18th Floor
MAC N9305-187
90 South Sixth Street
Fax: 612.667.4144
Attn: Jim Hancock

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3   COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) subject to Section 7.11(g) hereof, the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding, if determined to be payable by the arbitrator and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4   SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.  In connection therewith, and subject to Section 7.12 below, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION 7.5   ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6   NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7   TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8   SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

SECTION 7.11   ARBITRATION.

(a)                                  Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)                                 Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Minnesota selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)                                  No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)                                 Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of Minnesota, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                                  Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                                    Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)                                 Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                                 Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

SECTION 7.12   CONFIDENTIALITY. The Bank agrees to keep confidential in accordance with the Bank’s customary practices (and in any event in compliance with applicable law regarding material non-public information) all non-public information provided to it by the Borrower pursuant to or in connection with this Agreement, provided that nothing herein shall prevent the Bank from disclosing any such information (a) to its affiliates, (b) subject to an agreement to comply with the provisions of this Section 7.12 or substantially equivalent provisions, to any actual or prospective assignee or transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (as long as such attorneys, accountants and other professional advisors are subject to confidentiality requirements substantially equivalent to this Section 7.12), (d) upon the request or demand of any governmental authority, (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document, provided that, in the case of clauses (d), (e) and (f) of this Section 7.12, with the exception of disclosure to bank regulatory authorities, the Borrower (to the extent legally permissible) shall be given prompt prior notice so that it may seek a protective order or other appropriate remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of March 31, 2011.

DATALINK CORPORATION.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory T. Barnum	By:	/s/ R. James Hancock
Name:	Gregory T. Barnum	Name:	R. James Hancock
Title:	Vice President Finance and Chief Financial Officer	Title:	Vice President

[Signature Page to Credit Agreement]

Exhibit A

Form of Compliance Certificate

CHIEF FINANCIAL OFFICER’S CERTIFICATE

Date:                          , 201

To:  Wells Fargo Bank, N.A.

THE UNDERSIGNED HERBY CERTIFIES THAT:

With respect to the fiscal period ending as of                            , 201   :

1.                                         I am the duly elected chief financial officer of Datalink Corporation (the “Borrower”);

2.                                         Pursuant to Section 4.3 (c) of the Credit Agreement dated March 31, 2011 (the “Credit Agreement”), the attached financial statements:

(i)                                     have been prepared in accordance with GAAP, consistently applied, and

(ii)                                  fairly represent the Borrower’s combined, consolidated and consolidating financial position and results of its operations for the period ending                     .

3.                                          There exists no default or Event of Default under the Credit Agreement or related loan documents, nor are there any conditions or event which with the giving of notice or the passage of time or both would constitute an Event of Default.

Datalink Corporation

By:
Chief Financial Officer

Date:

DATALINK CORPORATION
BANK COVENANT CALCULATIONS

[Insert Date]
CONSOLIDATED
Working Capital:

Total Current Assets
minus
Total Current Liabilities

Working Capital

BANK REQUIREMENT	$15,000,000

Consolidated Net Income After Taxes:	$

BANK REQUIREMENT

As of Fiscal Year End December 31, 2010	$500,000

As of Fiscal Year End December 31, 2011	$1,000,000

As at each fiscal quarter end, for such quarter	$250,000